Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

First Quarter 2019 Results

SYRACUSE, N.Y. — April 22, 2019 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2019 net income of $41.9 million, or $0.80 per fully diluted share. This compares to $40.1 million of net income, or $0.78 per share reported for the first quarter of 2018. The $0.02 increase in earnings per share was attributable to an increase in net interest income and decreases in the provision for loan losses and income taxes, offset in part by a decrease in bank noninterest revenues, higher operating expenses and an increase in fully-diluted shares outstanding. Comparatively, the Company recorded $0.78 in fully diluted earnings per share for the linked fourth quarter of 2018. Operating earnings per share, which excludes acquisition expenses and unrealized gain on equity securities, were $0.81 for the first quarter of 2019, a $0.03 improvement over the first quarter 2018 operating earnings per share.

First Quarter 2019 Performance Highlights:

❖	First quarter GAAP EPS of $0.80; up $0.02 over first quarter of 2018
❖	First quarter Operating EPS of $0.81; up $0.03 over the first quarter of 2018
❖	Net interest margin of 3.80% increased 9 basis points over first quarter of 2018
❖	Deposit funding costs of 0.20%
❖	Return on assets of 1.59%
❖	Return on tangible equity of 17.61%
❖	Noninterest revenues represent 39.1% of operating revenues
❖	Announced the acquisition of Kinderhook Bank Corp.

“Our improved first quarter 2019 operating results were driven by a combination of net interest income growth, increased financial services revenue and a continuation of excellent credit quality metrics, “said Mark E. Tryniski, President and Chief Executive Officer. “The strong performance of our core banking business worked to offset a $0.05 reduction in earnings per share related to the Durbin debit interchange price restrictions which became effective for the Company in the third quarter of 2018. Net interest income was up $2.2 million over the first quarter of 2018 and the net interest margin increased nine basis points to 3.80%, reflecting an increase in total loans and the favorable effect of certain loan pre-payment fees, which added four basis points to the net interest margin. Total deposits increased $297.3 million, or 3.6%, in the quarter primarily from significant increases to transaction and savings accounts. In January, we announced a definitive agreement to acquire Kinderhook Bank Corp., parent company of National Union Bank of Kinderhook. This transaction will extend our banking footprint into the attractive Capital District markets which are similar to the other Upstate New York markets in which we are a strong competitor. This investment also complements the financial commitment we made in 2018 when we added an experienced commercial banking team focused on the greater Albany area. We’re pleased with a first quarter performance that’s reflective of consistent and effective execution of our ongoing business strategy.”

Total revenues for the first quarter of 2019 were $142.6 million, an increase of $0.4 million, or 0.3%, over the prior year quarter. Net interest income increased $2.2 million, or 2.6%, to $86.9 million due to an improvement in the net interest margin, while noninterest revenues decreased $1.8 million, or 3.1%, between comparable quarters. A $3.0 million decrease in banking noninterest revenues, due primarily to the impact of Durbin-related debit interchange price restrictions, and a $0.3 million decrease in wealth management services revenues was offset, in part, by a $1.0 million, or 4.6% increase in employee benefit services revenues and a $0.5 million, or 6.8%, increase in the insurance services revenues. Noninterest revenues of $55.7 million comprised 39.1% of the Company’s total revenues during the first quarter of 2019, similar to 2018 full year results.

Interest income and fees on loans increased $4.3 million versus the comparable prior year quarter due to both an increase in average total loans outstanding and an increase in the yield on all categories of loans, reflective of higher market rates. The results for the quarter were favorably impacted by $1.0 million in one-time loan fees. Comparatively, the first quarter of 2018 was favorably impacted by $0.7 million in impaired loan accretion. A $0.4 million increase in interest income on cash equivalents between comparable annual quarters was partially offset by a $0.3 million decrease in interest income on the investment securities portfolio due primarily to a $65.4 million decrease in average outstanding balances on the Company’s non-taxable municipal investment securities portfolio. The average yield on cash equivalents increased from 1.54% in the first quarter of 2018 to 2.33% in the first quarter of 2019, reflective of increases in short-term market interest rates, and the average balance of cash equivalents increased $30.9 million. Interest expense was $2.0 million higher than the previous year’s first quarter, driven by an increase in the average cost of deposit liabilities. The average cost of deposits was 0.20% in the first quarter of 2019, as compared to 0.10% in the first quarter of 2018, reflective of market driven rate increases for deposits between the periods. By comparison, the average cost of deposits during the linked fourth quarter of 2018 was 0.16%.

The quarterly provision for loan losses of $2.4 million was $1.3 million lower than the first quarter of 2018 reflective of moderate improvements in the Company’s credit quality metrics. Non-performing loans decreased to 0.39% of total loans outstanding, as compared to 0.48% of total loans outstanding at the end of the first quarter of 2018 and 0.40% at the end of the linked fourth quarter. Similarly, delinquent loans to total loans outstanding decreased to 0.88% at the end of the first quarter of 2019. This compares to 1.01% at the end of the first quarter of 2018 and 1.00% at the end of the linked fourth quarter. Net-charge offs decreased $0.6 million from the first quarter of 2018, due largely to a decrease in net charge-offs in the business lending and consumer indirect loan portfolios.

Employee benefit services revenues for the first quarter of 2019 were $24.1 million. This represents a $1.0 million, or 4.6%, increase over first quarter 2018 revenues. The improvement in revenues was driven by growth in the Company’s collective investment fund administration and trust business, as well as growth in actuarial services revenues. The Company recorded $7.9 million in insurance services revenues during the first quarter of 2019, a $0.5 million, or 6.8%, increase over first quarter 2018 results, reflective of solid new business generation. Wealth management revenues for the first quarter of 2019 were $6.3 million. This compares to wealth management revenues of $6.7 million in the first quarter of 2018. Banking noninterest revenues decreased $3.0 million due to a net $3.1 million decrease in debit interchange fees and a $0.3 million decrease in other banking fees, including mortgage banking and deposit service fees, offset in part by a $0.4 million gain on life insurance.

Total operating expenses for the first quarter of 2019 were $88.7 million, representing a $2.3 million, or 2.7%, increase from the first quarter of 2018 due to an increase in salaries and employee benefits, data processing and communications, business development and marketing expenses, and acquisition expenses. These increases were offset by decreases in occupancy and equipment expense, amortization of intangible assets, legal and professional fees, office supplies and postage, FDIC insurance premiums and other expenses. Exclusive of $0.5 million of acquisition expenses, total operating expenses increased $1.8 million, or 2.1%, between the comparable quarterly periods.

The effective tax rate for the first quarter of 2019 was 18.5%, down from 23.0% in the first quarter of 2018. The Company had significantly higher levels of deductions related to stock based compensation activity in the first quarter of 2019, as compared to the first quarter of 2018. Exclusive of stock-based compensation tax benefits, the Company’s effective tax rate was 21.8% in the first quarter of 2019.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, the unrealized gain (loss) on equity securities and loss on debt extinguishment. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.85 in the first quarter of 2019, compared to $0.82 in the first quarter of 2018, a 3.7% increase.

Financial Position

Average earning assets were up $67.0 million, or 0.7%, on a linked quarter basis, from $9.31 billion during the fourth quarter of 2018 to $9.37 billion during the first quarter of 2019. Average loan balances during the first quarter of 2019 were $6.27 billion, down $2.4 million from the fourth quarter of 2018. Average deposit balances were up $48.8 million, or 0.6%, from fourth quarter 2018 levels, due largely to an increase in public fund deposits as seasonally anticipated. Ending deposits were also up $297.3 million, or 3.6%, with growth in all categories of deposits, interest-bearing and noninterest-bearing checking, savings, money market and time deposits. Average borrowings, including customer repurchase agreements, in the first quarter of 2019 of $373.7 million, were down $15.7 million, or 4.0%, from the fourth quarter 2018 average of $389.4 million.

Ending loans at March 31, 2019 were $6.27 billion. This was down $15.0 million, or 0.2%, from the end of the fourth quarter of 2018, but up $39.1 million, or 0.6%, when compared to March 31, 2018. During the first quarter of 2019 and consistent with seasonal expectations, outstanding balances in the consumer indirect, consumer direct and home equity portfolios decreased $30.5 million. This was partially offset, by a $13.5 million increase in the business lending portfolio and a $2.0 million increase in consumer mortgage balances.

Investment securities totaled $2.97 billion at March 31, 2019, down $15.5 million, or 0.5%, from the end of the fourth quarter of 2018 and down $66.5 million, or 2.2% from March 31, 2018. The net unrealized gain in this portfolio was $7.9 million at March 31, 2019, as compared to a $16.0 million unrealized loss at December 31, 2018, a $23.9 million increase due to changes in market interest rates. These compare to a net unrealized loss of $17.9 million at March 31, 2018. The effective duration of the portfolio was 3.0 years at the end of the first quarter of 2019.

Shareholders’ equity of $1.76 billion at March 31, 2019 was $43.3 million, or 2.5%, higher than the fourth quarter of 2018 and $125.7 million, or 7.7%, higher than March 31, 2018. The Company’s net tangible equity to net tangible assets ratio was 9.83% at March 31, 2019, up from 8.42% a year earlier and 9.68% at the end of the fourth quarter of 2018. The Company’s Tier 1 leverage ratio was 11.27% at the end of the first quarter of 2019, up from 10.19% a year earlier. These results are primarily a result of strong earnings generation and capital retention over the last four quarters.

As previously announced in December 2018, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2019. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in 2019.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Total net charge-offs were $2.6 million for the first quarter of 2019. This compares to $3.2 million in the first quarter of 2018. The decrease in net charge-offs between the periods was due primarily to decreases in net charge-offs in business lending and the consumer indirect portfolios. Net charge-offs as an annualized percentage of average loans measured 0.17% in the first quarter of 2019, as compared to 0.21% in the first quarter of 2018. Nonperforming loans as a percentage of total loans at the end of the first quarter of 2019 were 0.39%. This compares to 0.40% at the end of the linked fourth quarter of 2018 and 0.48% at March 31, 2018, decreases of one basis point and nine basis points, respectively. The total loan delinquency ratio of 0.88% at the end of the first quarter of 2019 was 12 basis points lower than the end of the fourth quarter of 2018 and 13 basis points lower than the level one year earlier. The first quarter 2019 provision for loan losses of $2.4 million was $1.3 million lower than the first quarter of 2018 and $0.1 million lower than the fourth quarter of 2018. The allowance for loan losses to nonperforming loans was 202% at March 31, 2019, compared with 197% at the end of the fourth quarter of 2018 and 162% a year earlier. The Company’s allowance for loan losses was $49.1 million, or 0.78%, of total loans outstanding at March 31, 2019, as compared to $48.1 million, or 0.77% of total loans outstanding at the end of the first quarter of 2018.

Dividend Increase

During the first quarter of 2019, the Company declared a quarterly cash dividend of $0.38 per share on its common stock, up 11.8% from the $0.34 dividend declared in the first quarter of 2018, representing an annualized yield of 2.4% based upon the $62.38 closing price of the Company’s stock on April 18, 2019. The four cent increase declared in the third quarter of 2018 marked the 26th consecutive year of dividend increases for the Company. “The improvement of our earnings and cash flow results continue to provide further strength to capital accumulation and dividend capacity,” said Mr. Tryniski.

Kinderhook Bank Corp.

On January 22, 2019, the Company announced that it entered into a definitive agreement with Kinderhook Bank Corp., parent company of National Union Bank of Kinderhook, pursuant to which the Company will acquire Kinderhook Bank Corp. in an all cash transaction representing total consideration valued at approximately $93.4 million (the “Merger”). The Merger will extend the Company’s footprint into the Capital District of Upstate New York. Upon completion, Community Bank, N.A., the Company’s banking subsidiary, will add 11 branch locations across a five county area with approximately $630 million in assets, and deposits of $550 million. The Company has received the regulatory approvals necessary to complete the Merger, including approval from the Office of the Comptroller of the Currency and a waiver from filing an application with the Federal Reserve Bank of New York. At the present time, the Company expects the Merger to close early in the third quarter of 2019, subject to customary closing conditions, including approval by the shareholders of Kinderhook Bank Corp.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 22, 2019, to discuss first quarter 2019 results. The conference call can be accessed at 866-337-5532 (786-460-7176 if outside United States and Canada) using the conference ID code 8798966. Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/29905.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $10.9 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)

	2019	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$73,703	$73,316	$72,256	$71,152	$69,441
Investment income	18,978	19,105	18,647	19,853	18,963
Total interest income	92,681	92,421	90,903	91,005	88,404
Interest expense	5,822	5,034	4,705	4,159	3,780
Net interest income	86,859	87,387	86,198	86,846	84,624
Provision for loan losses	2,422	2,495	2,215	2,448	3,679
Net interest income after provision for loan losses	84,437	84,892	83,983	84,398	80,945
Deposit service fees	15,864	16,116	16,127	18,964	19,177
Revenues from mortgage banking and other banking services	1,536	1,026	1,536	1,163	1,243
Wealth management and insurance services	14,211	13,675	14,438	13,911	14,065
Employee benefit services	24,054	23,466	23,265	22,542	23,006
Unrealized gain(loss) on equity securities	31	(65)	743	(21)	0
Loss on debt extinguishment	0	0	(318)	0	0
Total noninterest revenues	55,696	54,218	55,791	56,559	57,491
Salaries and employee benefits	53,379	52,040	51,062	52,402	51,859
Occupancy and equipment	10,288	10,210	9,770	9,437	10,531
Amortization of intangible assets	4,130	4,375	4,427	4,555	4,798
Acquisition expenses	534	0	(832)	71	(8)
Other	20,321	20,988	20,806	19,647	19,151
Total operating expenses	88,652	87,613	85,233	86,112	86,331
Income before income taxes	51,481	51,497	54,541	54,845	52,105
Income taxes	9,535	10,674	11,435	10,239	11,999
Net income	$41,946	$40,823	$43,106	$44,606	$40,106
Basic earnings per share	$0.81	$0.79	$0.84	$0.87	$0.78
Diluted earnings per share	$0.80	$0.78	$0.83	$0.86	$0.78
Profitability
Return on assets	1.59%	1.53%	1.61%	1.66%	1.52%
Return on equity	9.85%	9.63%	10.28%	10.91%	10.00%
Return on tangible equity(2)	17.61%	17.61%	19.06%	20.58%	19.11%
Noninterest revenues/operating revenues (FTE) (1)	39.1%	38.5%	39.4%	39.7%	40.7%
Efficiency ratio	59.1%	59.1%	58.0%	57.2%	57.8%
Components of Net Interest Margin (FTE)
Loan yield	4.78%	4.65%	4.57%	4.58%	4.53%
Cash equivalents yield	2.33%	1.85%	1.60%	1.73%	1.54%
Investment yield	2.59%	2.62%	2.55%	2.65%	2.60%
Earning asset yield	4.05%	3.99%	3.91%	3.91%	3.87%
Interest-bearing deposit rate	0.27%	0.22%	0.18%	0.15%	0.14%
Borrowing rate	1.86%	1.68%	1.96%	1.80%	1.48%
Cost of all interest-bearing funds	0.36%	0.31%	0.29%	0.25%	0.23%
Cost of funds (includes DDA)	0.27%	0.23%	0.21%	0.19%	0.17%
Net interest margin (FTE)	3.80%	3.77%	3.71%	3.73%	3.71%
Fully tax-equivalent adjustment	$1,008	$1,062	$1,071	$1,094	$1,118

Summary of Financial Data

(Dollars in thousands, except per share data)

	2019	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$6,273,798	$6,276,231	$6,289,868	$6,250,739	$6,237,824
Cash equivalents	121,304	28,817	26,832	170,745	90,406
Taxable investment securities	2,574,902	2,577,366	2,574,116	2,575,962	2,583,446
Nontaxable investment securities	403,359	423,902	441,719	457,254	468,773
Total interest-earning assets	9,373,363	9,306,316	9,332,535	9,454,700	9,380,449
Total assets	10,687,708	10,575,272	10,619,872	10,752,203	10,715,529
Interest-bearing deposits	6,107,732	6,039,390	6,077,581	6,282,098	6,219,052
Borrowings	373,656	389,378	393,483	397,101	453,114
Total interest-bearing liabilities	6,481,388	6,428,768	6,471,064	6,679,199	6,672,166
Noninterest-bearing deposits	2,297,472	2,317,042	2,336,778	2,287,722	2,268,778
Shareholders' equity	1,726,313	1,682,525	1,664,234	1,640,076	1,625,951
Balance Sheet Data
Cash and cash equivalents	$508,364	$211,834	$256,838	$250,154	$543,899
Investment securities	2,966,147	2,981,658	2,948,057	2,983,352	3,032,642
Loans:
Business lending	2,410,477	2,396,977	2,403,624	2,384,629	2,426,086
Consumer mortgage	2,237,430	2,235,408	2,220,022	2,210,051	2,211,882
Consumer indirect	1,070,840	1,083,207	1,098,943	1,063,679	1,008,198
Home equity	374,297	386,709	393,950	398,433	407,832
Consumer direct	173,042	178,820	184,349	181,217	173,032
Total loans	6,266,086	6,281,121	6,300,888	6,238,009	6,227,030
Allowance for loan losses	49,107	49,284	50,133	49,618	48,103
Intangible assets, net	804,419	807,349	811,700	816,127	820,584
Other assets	420,558	374,617	392,217	395,070	390,503
Total assets	10,916,467	10,607,295	10,659,567	10,633,094	10,966,555
Deposits:
Noninterest-bearing	2,346,635	2,312,816	2,346,932	2,332,745	2,372,824
Non-maturity interest-bearing	5,517,141	5,270,015	5,366,488	5,439,101	5,642,109
Time	755,886	739,540	750,401	742,147	756,159
Total deposits	8,619,662	8,322,371	8,463,821	8,513,993	8,771,092
Borrowings	251,833	315,743	276,559	183,785	281,744
Subordinated debt held by unconsolidated subsidiary trusts	97,939	97,939	97,939	122,826	122,820
Accrued interest and other liabilities	189,905	157,459	152,903	155,531	159,433
Total liabilities	9,159,339	8,893,512	8,991,222	8,976,135	9,335,089
Shareholders' equity	1,757,128	1,713,783	1,668,345	1,656,959	1,631,466
Total liabilities and shareholders' equity	10,916,467	10,607,295	10,659,567	10,633,094	10,966,555
Capital
Tier 1 leverage ratio	11.27%	11.08%	10.72%	10.53%	10.19%
Tangible equity/net tangible assets (2)	9.83%	9.68%	9.13%	9.00%	8.42%
Diluted weighted average common shares O/S	52,195	52,122	52,086	51,939	51,677
Period end common shares outstanding	51,471	51,258	51,137	51,086	50,884
Cash dividends declared per common share	$0.38	$0.38	$0.38	$0.34	$0.34
Book value	$34.14	$33.43	$32.63	$32.43	$32.06
Tangible book value(2)	$19.40	$18.59	$17.67	$17.39	$16.88
Common stock price (end of period)	$59.77	$58.30	$61.07	$59.07	$53.56

Summary of Financial Data
(Dollars in thousands, except per share data)

	2019	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$21,252	$22,544	$21,982	$22,807	$23,239
Accruing loans 90+ days delinquent	3,019	2,455	2,951	6,532	6,425
Total nonperforming loans	24,271	24,999	24,933	29,339	29,664
Other real estate owned (OREO)	1,524	1,320	1,142	1,310	1,865
Total nonperforming assets	25,795	26,319	26,075	30,649	31,529
Net charge-offs	2,599	3,345	1,700	933	3,159
Allowance for loan losses/loans outstanding	0.78%	0.78%	0.80%	0.80%	0.77%
Nonperforming loans/loans outstanding	0.39%	0.40%	0.40%	0.47%	0.48%
Allowance for loan losses/nonperforming loans	202%	197%	201%	169%	162%
Net charge-offs/average loans	0.17%	0.21%	0.11%	0.06%	0.21%
Delinquent loans/ending loans	0.88%	1.00%	0.93%	0.89%	1.01%
Loan loss provision/net charge-offs	93%	75%	130%	262%	116%
Nonperforming assets/total assets	0.24%	0.25%	0.24%	0.29%	0.29%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$15,524	$16,182	$14,684	$14,644	$15,161
Accruing loans 90+ days delinquent	2,594	2,106	2,688	6,243	5,894
Total nonperforming loans	18,118	18,288	17,372	20,887	21,055
Other real estate owned (OREO)	898	669	859	1,025	1,336
Total nonperforming assets	19,016	18,957	18,231	21,912	22,391
Net charge-offs	1,516	3,053	1,533	552	1,800
Allowance for loan losses/loans outstanding	0.94%	0.93%	0.96%	0.98%	0.97%
Nonperforming loans/loans outstanding	0.36%	0.36%	0.35%	0.43%	0.45%
Allowance for loan losses/nonperforming loans	262%	256%	274%	225%	216%
Net charge-offs/average loans	0.12%	0.24%	0.12%	0.05%	0.16%
Delinquent loans/ending loans	0.89%	1.06%	0.97%	0.91%	1.01%
Loan loss provision/net charge-offs	142%	76%	138%	364%	122%
Nonperforming assets/total assets	0.20%	0.20%	0.20%	0.24%	0.24%

Summary of Financial Data

(Dollars in thousands, except per share data)

	2019	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$41,946	$40,823	$43,106	$44,606	$40,106
Acquisition expenses	534	0	(832)	71	(8)
Tax effect of acquisition expenses	(99)	0	174	(13)	2
Subtotal (non-GAAP)	42,381	40,823	42,448	44,664	40,100
Unrealized (gain)loss on equity securities	(31)	65	(743)	21	0
Tax effect of unrealized (gain)loss on equity securities	6	(13)	156	(4)	0
Subtotal (non-GAAP)	42,356	40,875	41,861	44,681	40,100
Loss on debt extinguishment	0	0	318	0	0
Tax effect of loss on debt extinguishment	0	0	(67)	0	0
Operating net income (non-GAAP)	42,356	40,875	42,112	44,681	40,100
Amortization of intangibles	4,130	4,375	4,427	4,555	4,798
Tax effect of amortization of intangibles	(765)	(907)	(928)	(850)	(1,105)
Subtotal (non-GAAP)	45,721	44,343	45,611	48,386	43,793
Acquired non-impaired loan accretion	(1,330)	(1,838)	(1,980)	(2,040)	(2,063)
Tax effect of acquired non-impaired loan accretion	246	381	415	381	475
Adjusted net income (non-GAAP)	$44,637	$42,886	$44,046	$46,727	$42,205

Return on average assets
Adjusted net income (non-GAAP)	$44,637	$42,886	$44,046	$46,727	$42,205
Average total assets	10,687,708	10,575,272	10,619,872	10,752,203	10,715,529
Adjusted return on average assets	1.69%	1.61%	1.65%	1.74%	1.60%

Return on average equity
Adjusted net income (non-GAAP)	$44,637	$42,886	$44,046	$46,727	$42,205
Average total equity	1,726,313	1,682,525	1,664,234	1,640,076	1,625,951
Adjusted return on average equity	10.49%	10.11%	10.50%	11.43%	10.53%

Earnings per common share
Diluted earnings per share (GAAP)	$0.80	$0.78	$0.83	$0.86	$0.78
Acquisition expenses	0.01	0.00	(0.02)	0.00	0.00
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.78	0.81	0.86	0.78
Unrealized (gain)loss on equity securities	0.00	0.00	(0.01)	0.00	0.00
Tax effect of unrealized (gain)loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.78	0.80	0.86	0.78
Loss on debt extinguishment	0.00	0.00	0.01	0.00	0.00
Tax effect of loss on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.81	0.78	0.81	0.86	0.78
Amortization of intangibles	0.08	0.08	0.08	0.09	0.09
Tax effect of amortization of intangibles	(0.01)	(0.02)	(0.02)	(0.02)	(0.02)
Subtotal (non-GAAP)	0.88	0.84	0.87	0.93	0.85
Acquired non-impaired loan accretion	(0.03)	(0.04)	(0.04)	(0.04)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.00	0.01	0.01	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.85	$0.81	$0.84	$0.90	$0.82

Summary of Financial Data

(Dollars in thousands, except per share data)

	2019	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$88,652	$87,613	$85,233	$86,112	$86,331
Amortization of intangibles	(4,130)	(4,375)	(4,427)	(4,555)	(4,798)
Acquisition expenses	(534)	0	832	(71)	8
Total adjusted noninterest expenses (non-GAAP)	$83,988	$83,238	$81,638	$81,486	$81,541

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$83,988	$83,238	$81,638	$81,486	$81,541
Tax-equivalent net interest income	87,867	88,449	87,269	87,940	85,742
Noninterest revenues	55,696	54,218	55,791	56,559	57,491
Acquired non-impaired loan accretion	(1,330)	(1,838)	(1,980)	(2,040)	(2,063)
Unrealized (gain)loss on equity securities	(31)	65	(743)	21	0
Loss on debt extinguishment	0	0	318	0	0
Operating revenues (non-GAAP) - denominator	142,202	140,894	140,655	142,480	141,170
Efficiency ratio (non-GAAP)	59.1%	59.1%	58.0%	57.2%	57.8%

Balance sheet data
Total assets
Total assets (GAAP)	$10,916,467	$10,607,295	$10,659,567	$10,633,094	$10,966,555
Intangible assets	(804,419)	(807,349)	(811,700)	(816,127)	(820,584)
Deferred taxes on intangible assets	45,994	46,370	46,882	47,334	47,904
Total tangible assets (non-GAAP)	10,158,042	9,846,316	9,894,749	9,864,301	10,193,875

Total common equity
Shareholders' Equity (GAAP)	1,757,128	1,713,783	1,668,345	1,656,959	1,631,466
Intangible assets	(804,419)	(807,349)	(811,700)	(816,127)	(820,584)
Deferred taxes on intangible assets	45,994	46,370	46,882	47,334	47,904
Total tangible common equity (non-GAAP)	998,703	952,804	903,527	888,166	858,786

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$998,703	$952,804	$903,527	$888,166	$858,786
Total tangible assets (non-GAAP) - denominator	10,158,042	9,846,316	9,894,749	9,864,301	10,193,875
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.83%	9.68%	9.13%	9.00%	8.42%

(1) Excludes unrealized gains and losses on equity securities and loss on debt extinguishment.

(2) Includes deferred tax liabilities related to certain intangible assets.

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